EXHIBIT 10.23

MERGER OF
THE OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN
WITH AND INTO
THE OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN
AND AMENDMENT OF
THE OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN

        WHEREAS, OCEAN ENERGY, INC., a Texas corporation (the "Company"), as successor to Ocean Energy, Inc, a Delaware corporation, has heretofore adopted the OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN (the "OEI Supplemental Plan"); and

        WHEREAS, the Company and certain other Participating Employers have heretofore adopted the OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN, formerly known as the Seagull Energy Corporation Supplemental Benefit Plan (the “Plan”), for the benefit of their employees; and

        WHEREAS, the Company desires to merge the OEI Supplemental Plan with and into the Plan in order to streamline the administration of its executive benefit programs; and

        WHEREAS, the Company further desires to amend the Plan on behalf of itself and the other Participating Employers;

         NOW, THEREFORE, effective as of January 1, 2001:

     1.   The OEI Supplemental Plan shall be merged with and into the Plan, with the result that the provisions of the Plan shall replace in their entirety the provisions of the OEI Supplemental Plan; provided, however, that, if prior to January 1, 2001 (the “Plan Merger Date”), a participant in the OEI Supplemental Plan (an “OEI Participant”) elected a form of benefit that is not permitted under the terms of the Plan, then the terms of the Plan shall be deemed to be amended to the extent necessary to accommodate such election unless and until such OEI Participant changes such election in accordance with the provisions of the Plan. Each OEI Participant as of the Plan Merger Date shall become a Participant in the Plan as of such date.

     2.   References to the “Ocean Energy, Inc. Employee Stock Ownership Plan” or the “ESOP” shall be deemed to refer to the “ESOP” established under Article XXI of the Ocean Retirement Savings Plan and references to a Participant’s “Stock Account” and/or “Investment Account” under the ESOP shall be deemed to refer to the Participant’s “ESOP Account” under the Ocean Retirement Savings Plan.

      3.   References to the "Ocean Energy, Inc. Thrift Plan" or the "Thrift Plan" shall be deemed to refer to the "Ocean Retirement Savings Plan."

      4.   Section 1.1(13) of the Plan shall be deleted and the following shall be substituted therefor:

           "(13) Employer Contributions: Contributions made to the ESOP by the Employer with respect to a Participant pursuant to Section 21.6 the Thrift Plan."

     5.      The following new Section 1.1(17A) shall be added to Article I of the Plan:

        “(17A) Investment Funds: The investment funds designated from time to time for the deemed investment of Accounts under Section 3.6.”

      6.   The following new Section 1.1(22A) shall be added to Article I of the Plan:

           "(22A) Stock Fund: An Investment Fund investing in the common stock of the Company, par value $.10 per share."

     7.   Section 3.6 of the Plan shall be deleted and the following shall be substituted therefor:

      "3.6 Crediting of Income.

         (a)  Deemed Investment of Funds.

          (1) The amounts credited to each Participant’s Accounts shall be deemed to be invested in the Fidelity Money Market Trust: Retirement Money Market Portfolio until such Participant designates, in accordance with the procedures established from time to time by the Committee, the manner in which amounts credited to his Accounts shall be deemed to be invested from among the Investment Funds made available from time to time for such purpose by the Committee. A Participant may designate one of such Investment Funds for the deemed investment of all the amounts credited to his Accounts or he may split the deemed investment of the amounts credited to his Accounts among such Investment Funds in such increments as the Committee may prescribe. Notwithstanding the foregoing, a Participant may not (i) designate a Stock Fund for the deemed investment of amounts credited to his Accounts within six months after revoking an election to have all or a portion of his Accounts deemed invested in Phantom Stock under Section 3.6(d) of the Plan as in effect on December 31, 2000 or (ii) designate a Stock Fund for the deemed investment of amounts credited to his Accounts within six months after changing or converting a deemed investment election from a Stock Fund pursuant to Paragraph (a)(2) below.

        (2) A Participant may (i) change his deemed investment designation for future amounts to be credited to his Accounts or (ii) convert his deemed investment designation with respect to the amounts already credited to his Accounts. Any such change or conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee. Notwithstanding the foregoing, a Participant may not change or convert the designation of a Stock Fund for the deemed investment of amounts credited to his Accounts within six months after designating a Stock Fund for the deemed investment of amounts credited to his Accounts pursuant to Paragraph (a)(1) above.

        (b) Allocation of Net Income or Net Loss Equivalents. The balance of each Participant’s Accounts shall be adjusted at such times and in such manner as the Committee deems appropriate to reflect the net income (or net loss) of the Investment Funds. A Participant’s Accounts shall continue to be adjusted for the net income (or net loss) of the Investment Funds so long as there is any balance credited to such account.

        (c) Invalid Elections. A deemed investment designation of a Stock Fund pursuant to Paragraph (a)(1) above that is attempted within six months of a deemed investment designation from a Stock Fund pursuant to Paragraph (a)(2) above, or a deemed investment designation from a Stock Fund pursuant to Paragraph (a)(2) above that is attempted within six months of a deemed investment designation of a Stock Fund pursuant to Paragraph (a)(1) in violation of the prohibitions of such Paragraphs shall have no force or effect and shall be null and void.

        (d) Transition Rule for Amounts Credited Prior to January 1, 2001. With respect to a Participant who has a balance credited to his Accounts as of January 1, 2001, (1) the portion of his Accounts, if any, that was credited with Interest Equivalents prior to January 1, 2001, shall be deemed to be invested in the Fidelity Money Market Trust: Retirement Money Market Portfolio and (2) the .portion of his Accounts, if any, that was credited with Phantom Stock prior to January 1, 2001 shall be deemed to be invested in a Stock Fund.”

8.   The provisions of Article V of the Plan pertaining to determination of the value of amounts credited to a Participant’s Accounts for purposes of payment shall be deemed to be amended to the extent necessary to correspond with the revised income crediting provisions of Section 3.6 of the Plan.

9.   The reference to "Paragraph 3.6(c)" in Section 5.4 of the Plan shall be deemed to be a reference to "Section 3.6" of the Plan.

10.    As amended hereby, the Plan is specifically ratified and reaffirmed.

EXECUTED this ________ day of December, 2000.

OCEAN ENERGY, INC.,
  a Texas corporation

By:______________________________